Exhibit 99.12

December 7, 2012

SC PIMCO High Yield Fund

c/o Sun Capital Advisers Trust

One Sun Life Executive Park

Wellesley Hills, MA 02481

MFS High Yield Portfolio

c/o MFS Variable Insurance Trust II

500 Boylston Street

Boston, MA 02116

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated November 26, 2012, by and between Sun Capital Advisers Trust, a Delaware statutory trust (“Target Trust”), on behalf of its series, SC PIMCO High Yield Fund (the “Target Fund”) and MFS Variable Insurance Trust II, a Massachusetts business trust (“Acquiring Trust”), on behalf of its series, MFS High Yield Portfolio (the “Acquiring Fund,” together with Target Fund, the “Funds”), and, solely with respect to paragraphs 9.2 and 11.2, Massachusetts Financial Services Company (“MFS”), the investment adviser to the Acquiring Fund. The Agreement describes a proposed transaction (the “Reorganization”) to occur as of the date of this letter (the “Closing Date”), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 8.5 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

Each Fund serves as a funding vehicle for variable annuity contracts and variable life insurance policies issued or administered by certain insurance companies. Each variable annuity contract and variable life insurance policy funded by the Fund is referred to herein as a “Contract” and each insurance company issuing or administering a Contract is referred to herein as an “Insurance Company.” Each Insurance Company establishes separate accounts through which it holds shares of Target Fund or Acquiring Fund in order to fund the Insurance Company’s obligations to the holders of the Contracts (“Contract Owners”) under the Contracts.

SC PIMCO High Yield Fund	December 7, 2012
MFS High Yield Portfolio

For purposes of this opinion, we have considered the Agreement, the Joint Prospectus/Proxy Statement filed on August 28, 2012, and such other items as we have deemed necessary to render this opinion. In addition, each of Target Fund, Acquiring Fund, MFS, Sun Capital Advisers LLC, Sun Life Assurance Company of Canada (U.S.) (“Sun Life (U.S.)”) and Sun Life Insurance and Annuity Company of New York (“Sun Life (N.Y.)”) has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain information upon which each of Target Fund and Acquiring Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) in any of the documents referred to herein, facts that any person or party represents “to the knowledge” (or similar qualification) of such person or party, are true without regard to such qualification.

Each of Sun Life (U.S.) and Sun Life (N.Y.) has represented, among other representations, that each Contract issued or administered by such Insurance Company is treated as a “variable contract” within the meaning of Section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this opinion, we assume that each of the Contracts issued or administered by an Insurance Company other than Sun Life (U.S.) or Sun Life (N.Y.) is so treated.

Based on and subject to the foregoing and subject to the final paragraph hereof, we are of the opinion that, for U.S. federal income tax purposes, the Contract Owners will not recognize any taxable income, gain or loss as a result of the Reorganization.

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SC PIMCO High Yield Fund	December 7, 2012
MFS High Yield Portfolio

No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above. Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14, and any amendments thereto, relating to the Reorganization.

Very truly yours,

/S/ Ropes & Gray LLP
Ropes & Gray LLP